Exhibit 5.2

CUMBERLAND HOUSE 9TH FLOOR 1 VICTORIA STREET HAMILTON HM 11 BERMUDA T: (441) 295-4630 F: (441) 292-7880 WWW.CHW.COM

12 April 2012

NCL Corporation Ltd.

7665 Corporate Center Drive

Miami

Florida 33126

Dear Sirs,

NCL Corporation Ltd. (The “Company”)

We have been requested by the Company to give this opinion in connection with its offer to exchange $100,000,000 aggregate principal amount of its 9.50% Senior Notes Due 2018, which have been registered under the Securities Act of 1933 (CUSIP No. 62886H AG6) (the “Exchange Notes”) for $100,000,000 aggregate principal amount of its outstanding 9.50% Senior Secured Notes Due 2018 (CUSIP Nos. 62886H AH4 and G6436Q AC0) (the “Old Notes”).

The Exchange Notes will be issued under a supplemental indenture dated as of 29 February 2012 (the “Supplemental Indenture”) between, among others, the Company and U.S. Bank National Association as trustee. The preliminary prospectus relating to the offer to exchange the Exchange Notes for the Old Notes is herein called the “Prospectus”.

For the purposes of this opinion, we have been supplied with, and have examined and relied upon, the following:

(a)	a copy of the Prospectus provided to us by email on 22 March 2012; and

(b)	an executed copy of the Supplemental Indenture as executed by each of the parties thereto (including the certificated form of the Exchange Notes),

such documents being hereinafter referred to as the “Opinion Documents”.

We have also examined and relied upon the documents listed (and in some cases defined) in the Schedule to this opinion and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

Assumptions

In stating our opinion we have assumed:

(a)	the genuineness and authenticity of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	the genuineness of all signatures on the Opinion Documents;

(c)	that each of the Opinion Documents that was received by electronic means is complete, intact and in conformity with the transmission as sent;

(d)	the capacity, power and authority of each of the parties to the Opinion Documents (other than the Companies) to enter into and perform its obligations under the Opinion Documents;

(e)	the accuracy and completeness of all factual representations (save for facts that are the subject of our opinions herein) made in the Opinion Documents and other documents reviewed by us, and that such representations have not since such review been materially altered;

(f)	that the Opinion Documents constitute the legal, valid and binding obligations of each of the parties thereto (other than the Company) under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	the due execution of the Opinion Documents by each of the parties thereto (other than the Company) and the delivery thereof of each of the parties thereto (other than the Company);

(h)	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(i)	the validity and binding effect under the laws of the State of New York (the “New York Laws”) of the Supplemental Indenture; and

(j)	that the Opinion Documents are in the proper legal form to be admissible in evidence and enforced in the courts of New York and in accordance with the New York Laws.

Reservations

(a)	The obligations of the Company under the Opinion Documents:

(i)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(iv)	may not be given effect to by a Bermuda court, whether or not it was applying the New York Laws if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts;

(b)	We do not purport to be qualified to pass upon, and express no opinion herein as to, the laws of any jurisdiction other than those of Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof; and

(c)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Opinion Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

Opinions

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company incorporated with limited liability, duly organised and validly existing under the laws of Bermuda.

2.	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Opinion Documents and to take all action as may be necessary to complete the transactions contemplated thereby.

3.	The execution, delivery and performance by the Company of the Opinion Documents and the Exchange Notes and the consummation of the transactions contemplated by the Opinion Documents has been duly authorised by all necessary corporate action on the part of the Company.

4.	The Exchange Notes constitute binding obligations of the Company, enforceable in accordance with the terms of the Supplemental Indenture.

Disclosure

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form F-4 (Registration No. 333-180281) (the “Statement”) filed with the US Securities and Exchange Commission (the “Commission”) on the date hereof and to the references to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel to the Company, may rely upon this opinion as to matters of Bermuda law for the purposes of giving its opinion, which is also to be filed as an exhibit to the Statement.

Yours faithfully,

/s/ Jonathan Betts
duly authorised for and on behalf of
COX HALLETT WILKINSON LIMITED

SCHEDULE

1.	Copies of the Certificate of Incorporation, a Certificate of Incorporation on Change of Name, Memorandum of Association and Bye-laws for the Company, as certified by an officer of the Company on 28 February 2012 (together, the “Constitutional Documents”).

2.	Copies of:

(i)	unanimous written resolutions of the board of directors of the Company effective on 24 February 2012;

(ii)	minutes of a meeting of the financing committee of the Company held on 24 February 2012; and

(iii)	unanimous written resolutions of the financing committee of the Company effective on 28 February 2012,

(together, the “Resolutions”).

3.	Copies of the Register of Directors and Officers and Register of Members of the Company.

4.	A certificate dated 11 April 2012 from Daniel S. Farkas, Secretary of the Company, confirming certain matters with respect to the Resolutions.